EXHIBIT 10.58
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.
STATE OF MICHIGAN
OFFICE OF FINANCIAL AND INSURANCE REGULATION
LANSING, MICHIGAN

Written Agreement by and among

CITIZENS REPUBLIC BANCORP, INC.	Docket Nos. 10-159-WA/RB-HC
Flint, Michigan	10-159-WA/RB-SM

CITIZENS BANK
Flint, Michigan

FEDERAL RESERVE BANK OF
CHICAGO
Chicago, Illinois

and

MICHIGAN OFFICE OF FINANCIAL
AND INSURANCE REGULATION
Lansing, Michigan
     WHEREAS, in recognition of their common goal to maintain the financial soundness of Citizens Republic Bancorp, Inc., Flint, Michigan (“Citizens”), a registered bank holding company, and its subsidiary bank, Citizens Bank, Flint, Michigan (the “Bank”), a state-chartered bank that is a member of the Federal Reserve System, Citizens, the Bank, the Federal Reserve Bank of Chicago (the “Reserve Bank”), and the Michigan Office of Financial and Insurance Regulation (the “OFIR”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

     WHEREAS, on July 22, 2010, Citizens’ and the Bank’s boards of directors, at duly constituted meetings, adopted resolutions authorizing and directing Cathleen H. Nash to consent to this Agreement on behalf of Citizens and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Citizens, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
     NOW, THEREFORE, Citizens, the Bank, the Reserve Bank, and the OFIR agree as follows:
Source of Strength
     1. The board of directors of Citizens shall take appropriate steps to fully utilize Citizens’ financial and managerial resources, pursuant to section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement and any other supervisory action taken by the Reserve Bank or the OFIR.
Management Review
     2. Within 60 days of this Agreement, the boards of directors of Citizens and the
     Bank shall complete an assessment of the Bank’s management and staffing needs (the “Management Review”). The primary purpose of the review shall be to aid in the development of a suitable management structure commensurate with the size and complexity of the Bank that is adequately staffed by qualified personnel. The Management Review shall, at a minimum, address, consider, and include:

          (a) The identification of the type and number of senior executive officers needed to manage and supervise properly the affairs of the Bank;
          (b) an evaluation of each senior executive officer to determine whether the individual possesses the ability, experience, and other qualifications necessary to perform competently present and anticipated duties, including the ability to comply with applicable laws and regulations, adhere to the Bank’s established policies and procedures, restore and maintain the Bank to a safe and sound condition, and comply with the requirements of this Agreement; and
          (c) the identification of present and future management and staffing needs for each area of the Bank, particularly in the areas of credit risk management, credit administration, and problem asset resolution.
     3. Within 30 days of completion of the Management Review, the boards of directors of Citizens and the Bank shall submit a written management plan to the Reserve Bank and the OFIR that includes the findings and conclusions of the Management Review and describes the specific actions that the boards of directors will take to strengthen the Bank’s management and to hire, as necessary, additional or replacement personnel.
Credit Risk Management
     4. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the OFIR an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:
          (a) Procedures to periodically review and revise risk exposure limits to address changes in market conditions;

          (b) procedures to identify, limit, and manage concentrations of credit, including, but not limited to, establishment of concentration of credit risk tolerances or limits by types of loan products, geographic locations, and other common risk characteristics, and for commercial real estate, consistency with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1);
          (c) a schedule for reducing and the means by which the Bank will reduce the level of concentrations, and timeframes for achieving the reduced levels;
          (d) enhanced stress testing of loan portfolio segments; and
          (e) strategies to minimize credit losses and reduce the level of problem assets.
Credit Administration
     5. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the OFIR an acceptable written enhanced credit administration program that shall, at a minimum, address, consider, and include:
          (a) Policies and procedures for the modification of construction loans, including, but not limited to: (i) documented analysis of the borrower’s income and other repayment sources, and overall debt service ability; and (ii) the value of any collateral; and
          (b) policies and procedures for the appropriate use of deficiency notes.
Asset Improvement
     6. The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit were criticized in the asset quality target examination of the Bank conducted by the Reserve Bank and the OFIR that commenced on March 8, 2010 (the “Asset

Quality Examination”) or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors.
     7. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the OFIR an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on other real estate owned (“OREO”) and on each loan or other asset in excess of $5 million that (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Asset Quality Examination. In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.
          (b) Within 30 days of the date that the Bank acquires OREO or that any additional loan or other asset in excess of $5 million becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the OFIR an acceptable written plan to improve the Bank’s position on such loan or asset.
          (c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the OFIR to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report. The board of directors shall review the progress reports before submission to the Reserve Bank and the OFIR and shall document the review in the minutes of the board of directors’ meetings.
Allowance for Loan and Lease Losses
     8. (a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Asset

Quality Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the OFIR.
          (b) Within 60 days of this Agreement, the Bank shall review and revise its allowance for loan and lease losses (“ALLL”) methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Asset Quality Examination and the Annual Full-Scope Report of Examination, dated June 24, 2010, and submit a description of the revised methodology to the Reserve Bank and the OFIR. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, continued reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.
          (c) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the OFIR an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the OFIR, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.
Capital Plan
     9. Within 60 days of this Agreement, Citizens and the Bank shall submit to the Reserve Bank and the OFIR an acceptable joint written plan to maintain sufficient capital at Citizens on a consolidated basis, and the Bank as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:
          (a) Citizens’ current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);
          (b) the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);
          (c) the adequacy of the Bank’s capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset growth, projected retained earnings, anticipated and contingency funding needs, and the results of the consolidated organization’s stress testing and capital planning process;
          (d) the source and timing of additional funds to fulfill Citizens’ and the Bank’s future capital requirements; and
          (e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Citizens serve as a source of strength to the Bank.
     10. (a) Citizens and the Bank shall notify the Reserve Bank and the OFIR, in writing, no more than 30 days after the end of any calendar quarter in which any of Citizens’ consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, Citizens and the Bank shall submit an acceptable written plan that details the steps Citizens or the Bank, as appropriate, will take to increase Citizens’ or the Bank’s capital ratios to or above the approved capital plan’s minimums.
          (b) Management of Citizens and the Bank shall monitor adherence to the capital plan and, on a monthly basis, report to the boards of directors of Citizens and the Bank the capital position and capital needs of the consolidated organization and the Bank.
Earnings Plan and Budget
     11. (a) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the OFIR a written business plan for the remainder of 2010 to improve the Bank’s earnings and overall condition. The plan, at a minimum, shall provide for or describe:
               (i) a realistic and comprehensive budget for the remainder of calendar year 2010, including income statement and balance sheet projections; and

               (ii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.
          (b) A business plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank and the OFIR at least 30 days prior to the beginning of that calendar year.
Funds and Interest Rate Risk Management
     12. Within 60 days of this Agreement, Citizens and the Bank shall submit to the Reserve Bank and the OFIR an acceptable written plan designed to enhance management of the Bank’s liquidity position.
     13. Within 60 days of this Agreement, Citizens and the Bank shall submit to the Reserve Bank and the OFIR a revised written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes enhanced adverse scenario planning.
     14. Within 60 days of this Agreement, Citizens and the Bank shall submit to the Reserve Bank and the OFIR an acceptable written plan to improve interest rate risk management practices that are appropriate for the size and complexity of the organization.
Dividends and Distributions
     15. (a) Citizens and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and, as to the Bank, the OFIR.
          (b) Citizens shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

          (c) Citizens and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
          (d) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on the parent’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Citizens and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).
Debt and Stock Redemption
     16. (a) Citizens and its nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
          (b) Citizens shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations
     17. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Citizens and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
          (b) Citizens and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Compliance with Agreement
     18. (a) Within 10 days of this Agreement, Citizens and the Bank’s boards of directors shall appoint a joint compliance committee (the “Compliance Committee”) to monitor and coordinate Citizens’ and the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of Citizens and the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the boards of directors of Citizens and the Bank.
          (b) Within 30 days after the end of each calendar quarter following the date of this Agreement, the Bank shall submit to the Reserve Bank and the OFIR written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof.

Approval and Implementation of Plans and Programs
     19. (a) The Bank and, as applicable, Citizens shall submit written plans and programs that are acceptable to the Reserve Bank and the OFIR within the applicable time periods set forth in paragraphs 4, 5, 7, 8(c), 9, 10, 12, 13, and 14 of this Agreement.
          (b) Within 10 days of approval by the Reserve Bank and the OFIR, the Bank and, as applicable, Citizens shall adopt the approved plans and programs. Upon adoption, Citizens and the Bank shall promptly implement the approved plans and programs, and thereafter fully comply with them.
          (c) During the term of this Agreement, the approved plans and programs shall not be amended or rescinded without the prior written approval of the Reserve Bank and the OFIR.
Communications
     20. All communications regarding this Agreement shall be sent to:
(a)	Mr. Douglas J. Kasl Vice President Federal Reserve Bank of Chicago 230 South LaSalle Street Chicago, Illinois 60604
(b)	Mr. Gary L. Thielsen Assistant Director, Bank and Trust Division Michigan Office of Financial and Insurance Regulation Post Office Box 30220 Lansing, Michigan 48909-0220
(c)	Ms. Cathleen H. Nash President and Chief Executive Officer Citizens Republic Bancorp and Citizens Bank 328 South Saginaw Street Flint, Michigan 48502-2401

Miscellaneous
     21. Notwithstanding any provision of this Agreement, the Reserve Bank and the OFIR may, in their sole discretion, grant written extensions of time to Citizens and the Bank to comply with any provision of this Agreement.
     22. The provisions of this Agreement shall be binding upon Citizens, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
     23. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the OFIR.
     24. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the OFIR, or any other federal or state agency from taking any other action affecting Citizens, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

     25. Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818).
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 28th day of July, 2010.

CITIZENS REPUBLIC BANCORP, INC.		FEDERAL RESERVE BANK OF CHICAGO

By:	/s/ Cathleen H. Nash	By:	/s/ Douglas J. Kasl

	Cathleen H. Nash		Douglas J. Kasl
Vice President

CITIZENS BANK		MICHIGAN OFFICE OF FINANCIAL AND INSURANCE REGULATION

By:	/s/ Cathleen H. Nash	By:	/s/ Stephen R. Hilker

	Cathleen H. Nash		Stephen R. Hilker
Chief Deputy Commissioner

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